EXHIBIT 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215
www.glimcher.com

Mark E. Yale Sr. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, April 28, 2005

GLIMCHER REPORTS FIRST QUARTER 2005 RESULTS

•	Average mall store sales increased 6% to $331 per square foot

•	Quarterly comparable sales for our mall store tenants increased nearly 3% over last year

•	Fixed rate debt represents nearly 90% of our total outstanding borrowings

COLUMBUS, OH – April 28 – Glimcher Realty Trust, (NYSE: GRT), today announced financial results for the first quarter ended March 31, 2005. A description and reconciliation of non-GAAP financial metrics is contained in a later section of this press release and references to per share amounts are based on diluted common shares.

Net income available to common shareholders in the first quarter of 2005 was $1.4 million, or $0.04 per share, as compared to $0.8 million, or $0.02 per share, in the first quarter of 2004. Funds From Operations (“FFO”) in the first quarter of 2005 was $19.9 million, compared to $18.2 million in the first quarter of 2004. On a per share basis, FFO for the first quarter of 2005 was $0.50 per share compared to the 2004 first quarter of $0.46 per share.

“We are very pleased with the start of the fiscal year,” stated Michael P. Glimcher, CEO and President. “Our financial performance was solid and we continue to make steady progress on our mall redevelopment initiatives.”

Summary of Financial Results (unaudited, dollars in thousands except per share amounts)

	Three Months Ended March 31,
	2005	2004	% Change
Revenues	$84,827	$84,827	- %
Net income available to common shareholders	$1,437	$760	89.1%
Earnings per share	$0.04	$0.02	100.0%
FFO	$19,909	$18,210	9.3%
FFO per share	$0.50	$0.46	8.7%

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Highlights

•	Total revenues of $84.8 million in the first quarter of 2005 were equal to total revenues for the first quarter of 2004. Higher termination income was offset by a decline in comparable center revenues in the mall and community center portfolios.

•	Net income available to common shareholders for the first quarter increased $0.7 million compared to the first quarter of 2004. During the first quarter of 2004, the Company recognized a $4.9 million non-cash charge relating to the redemption of preferred stock and a $3.1 million gain on the sale of several properties during the quarter. This net positive was partially offset by lost income during the first quarter of 2005 from the sale of 29 community centers throughout 2004 and a $3.5 million increase in general and administrative expenses over the first quarter of 2004.

•	Same mall net operating income improved in the first quarter of 2005 by 0.6% over net operating income for the first quarter of 2004. This increase was reflective of an improved tenant reimbursement rate partially offset by a decline in comparable mall revenues of 0.9%.

•	Mall store average rents were $24.41 per square foot at March 31, 2005, an increase of 1.6% from the $24.02 per square foot at March 31, 2004. Occupancy for mall stores at March 31, 2005 was 87.6% compared to 87.7% at March 31, 2004.

•	Average retail sales for mall stores increased 5.8% to $331 per square foot for the twelve months ending March 31, 2005 compared to $313 per square foot at March 31, 2004. Comparable mall store sales increased 2.9% for the three months ended March 31, 2005 and 1.6% for the twelve months ending March 31, 2005 from the same periods in 2004.

•	Debt-to-total-market capitalization at March 31, 2005 was 55.2% based on the common share closing price of $23.70, compared to 52.0% at December 31, 2004 based on the common share closing price of $27.71. Fixed rate debt represented approximately 90% of the Company’s total outstanding borrowings at March 31, 2005.

Outlook

The Company estimates 2005 earnings per share to be in the range of $0.60 to $0.66 and continues to expect FFO per share to be in the range of $2.33 to $2.39. “However, based upon the level of professional fees expected over the remainder of the year and anticipated severance costs to be incurred during the second quarter, management is more focused on the lower end of each of the ranges,” said Mark E. Yale, Senior Vice President and CFO.

The guidance does not include the impact of any potential acquisitions. Although the Company will continue to evaluate potential opportunities, it expects to be selective in that process given the level of cap rates and the competitiveness of the marketplace. The Company will also continue to evaluate potential sales of selected community center assets at appropriate pricing levels. The guidance for 2005 anticipates that a limited number of sales may occur during the year which could cause variations within the guidance.

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2005 follows:

	Low End	High End

Expected Earnings per share	$0.60	$0.66
Add: Real estate depreciation and amortization	1.77	1.77
Less: Gain on sales of properties	(0.04)	(0.04)

Expected FFO per share	$2.33	$2.39

For the second quarter of 2005, the Company estimates earnings per share to be in the range of $0.06 to $0.09 per share and FFO per share to be in the range of $0.50 to $0.53 per share.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

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Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sales. Reconciliations of non-GAAP financial measures to net income available to common shareholders are included in the Operating Results, found in the financial table section of this press release.

Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT’s definition.

First Quarter Conference Call

Glimcher’s first quarter investor conference call is scheduled for 11 a.m. ET on Thursday, April 28, 2005. Those wishing to join this call may do so by calling (888) 879-9207. This call also will be simulcast and available over the Internet via the web site www.glimcher.com on April 28, 2005 and continue through May 12, 2005. Supplemental information about the first quarter operating results is available on the Company’s web site or at www.sec.gov or by calling (614) 887-5613.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls. At March 31, 2005, the Company’s mall portfolio comprised of 25 properties located in 16 states with GLA totaling approximately 21.8 million square feet. The community center and single tenant portfolio is comprised of 16 properties representing approximately 2.5 million square feet. Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and to fully recover tenant obligations for CAM, taxes and other property expenses, the failure to achieve FFO for 2005 set forth in this press release, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

Financial Tables to follow…..

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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended March 31,

Statement of Operations	2005		2004

Total revenues	$84,827		$84,827
Total expenses	57,074		55,293

Operating income	27,753		29,534
Interest expense, net	21,762		23,963
Equity in income of unconsolidated entities, net	-		3

Income before minority interest in operating partnership
and discontinued operations	5,991		5,574

Minority interest in operating partnership	136		54

Income from continuing operations	5,855		5,520
Discontinued operations:
(Loss) gain on sales of properties and properties held for sale	(30)		3,071
(Loss) income from operations	(29)		1,486

Net income	5,796		10,077
Less: Preferred stock dividends	4,359		4,439
Less: Issuance Costs related to Preferred Stock Redemption	-		4,878

Net income available to common shareholders	$1,437		$760

Reconciliation of Net Income Available to Common Shareholders to Funds From Operations		Per Diluted Common Share		Per Diluted Common Share

Net income available to common shareholders	$1,437		$760
Minority interest in operating partnership	136		54

	1,573	$0.04	814	$0.02
Real estate depreciation and amortization	18,306	$0.46	20,428	0.52
Share of joint venture real estate depreciation and amortization	-	$-	39	0.00
Loss (gain) on sale of properties and assets	30	$0.00	(3,071)	(0.08)

Funds From Operations	$19,909	$0.50	$18,210	$0.46

Weighted average common shares outstanding - basic	35,713		35,130
Weighted average common shares outstanding - diluted	39,703		39,300

Earnings per Share

Net income available to common shareholders before discontinued
operations per common share	$0.04		$(0.10)
Discontinued operations per common share	$(0.00)		$0.12
Earnings per share per common share	$0.04		$0.02

Net income available to common shareholders before discontinued
operations per diluted common share	$0.04		$(0.10)
Discontinued operations per diluted common share	$(0.00)		$0.12
Earnings per diluted common share	$0.04		$0.02
Funds from operations per diluted common share	$0.50		$0.46

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GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)

	March 31, 2005	December 31, 2004

Investment in real estate, net	$1,829,616	$1,835,298
Total assets	$1,933,332	$1,947,024
Mortgage notes and other notes payable	$1,406,393	$1,402,604
Debt to market capitalization	55.2%	52.0%

	March 31, 2005	March 31, 2004

Occupancy:
Mall Anchors - Total Portfolio	91.3%	95.0%
Mall Stores - Total Portfolio	87.6%	87.7%
Total Mall Portfolio	90.0%	92.4%

Community Center Anchors	63.8%	79.4%
Community Center Stores	65.3%	74.7%
Total Community Center Portfolio	64.2%	78.2%
Comparable Community Center Portfolio	64.2%	72.7%

Average Base Rents:
Mall Anchors - Total Portfolio	$6.05	$5.74
Mall Stores - Total Portfolio	$24.41	$24.02
Community Center Anchors	$6.42	$5.11
Community Center Stores	$13.09	$10.21
Total Community Center Portfolio	$8.00	$6.37
Comparable Community Center Portfolio	$8.00	$7.52